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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*

                                RAM Holdings Ltd.
                                (Name of Issuer)

                    Common Shares, $0.10 par value per share
                         (Title of Class of Securities)

                                    G7368R104
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                           ------------------
CUSIP NO. G7368R104                   13 G                    PAGE 2 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge Capital Partners Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,453,048(1)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,453,048(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,453,048(1)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------
(1) 2,453,048 common shares of RAM Holdings Ltd. are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. Accordingly, HRC General Partner Limited Partnership, High Ridge Capital LLC, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by High Ridge Capital Partners Limited Partnership.

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-------------------                                           ------------------
CUSIP NO. G7368R104                   13 G                    PAGE 3 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     HRC General Partner Limited Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,453,048(1)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,453,048(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,453,048(1)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

----------
(1) 2,453,048 common shares of RAM Holdings Ltd. are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. Accordingly, HRC General Partner Limited Partnership, High Ridge Capital LLC, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by High Ridge Capital Partners Limited Partnership.

-------------------                                           ------------------
CUSIP NO. G7368R104                   13 G                    PAGE 4 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     High Ridge Capital LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,453,048(1)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,453,048(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,453,048(1)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(1) 2,453,048 common shares of RAM Holdings Ltd. are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. Accordingly, HRC General Partner Limited Partnership, High Ridge Capital LLC, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by High Ridge Capital Partners Limited Partnership.

-------------------                                           ------------------
CUSIP NO. G7368R104                   13 G                    PAGE 5 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James L. Zech
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,453,048(1)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,453,048(1)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,453,048(1)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
(1) 2,453,048 common shares of RAM Holdings Ltd. are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. Accordingly, HRC General Partner Limited Partnership, High Ridge Capital LLC, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by High Ridge Capital Partners Limited Partnership.

-------------------                                           ------------------
CUSIP NO. G7368R104                   13 G                    PAGE 6 OF 11 PAGES
-------------------                                           ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Steven J. Tynan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,503,048(1), (2)
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    2,503,048(1), (2)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,503,048 (1), (2)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES        [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
(1) 2,453,048 common shares of RAM Holdings Ltd. are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. Accordingly, HRC General Partner Limited Partnership, High Ridge Capital LLC, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by High Ridge Capital Partners Limited Partnership.

(2)  50,000 common shares of RAM Holdings Ltd. are beneficially owned directly by Liberty Street Partners L.P. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp. and Steven J. Tynan can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned by Liberty Street Partners L.P.
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CUSIP NO. G7368R104                   13 G                    PAGE 7 OF 11 PAGES
-------------------                                           ------------------


Item 1(a)   Name of Issuer

            RAM Holdings Ltd.

Item 1(b)   Address of Issuer's Principal Executive Offices

            RAM Re House
            46 Reid Street
            Hamilton HM 12 Bermuda

Item 2(a)   Name of Person Filing

            High Ridge Capital Partners Limited Partnership
            HRC General Partner Limited Partnership
            High Ridge Capital LLC
            James L. Zech
            Steven J. Tynan

Item 2(b)   Address of Principal Business Office or, if none, Residence

            James L. Zech:

            672 Oenoke Ridge
            New Canaan, CT 06840

            High Ridge Capital Partners Limited Partnership
            HRC General Partner Limited Partnership
            High Ridge Capital LLC
            Steven J. Tynan:

            5405 2 Morgan Hill Road
            South Woodstock, VT 05071

Item 2(c)   Citizenship

            High Ridge Capital Partners Limited Partnership and HRC General Partner Limited Partnership are each a limited partnership organized in the State of Delaware. High Ridge Capital LLC is a limited liability company organized in the State of Delaware. Mr. Zech and Mr. Tynan are citizens of the United States of America.

Item 2(d)   Title of Class of Securities

            Common Shares, $0.10 par value per share

Item 2(e)   CUSIP Number

            G7368R104

Item 3      Not applicable.

Item 4      Ownership

            (a) and (b)

            High Ridge Capital Partners Limited Partnership beneficially owns 2,453,048 shares or 9.0% of the outstanding common shares of RAM Holdings Ltd. HRC General Partner Limited Partnership beneficially

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CUSIP NO. G7368R104                   13 G                    PAGE 8 OF 11 PAGES
-------------------                                           ------------------


            owns 2,453,048 shares or 9.0% of the outstanding common shares of RAM Holdings Ltd. High Ridge Capital LLC beneficially owns 2,453,048 shares or 9.0% of the outstanding common shares of RAM Holdings Ltd. Mr. Zech beneficially owns 2,453,048 shares or 9.0% of the outstanding common shares of RAM Holdings Ltd. Mr. Tynan beneficially owns 2,503,048 shares or 9.2% of the outstanding common shares of RAM Holdings Ltd.

            The beneficial ownership percentages of the reporting persons set forth herein have been calculated based upon 27,234,755 common shares of RAM Holdings Ltd. outstanding at November 8, 2006, as reported on RAM Holdings Ltd.'s Form 10-Q for the quarterly period ended September 30, 2006.

            (c)

            High Ridge Capital Partners Limited Partnership has sole voting and dispositive power over no common shares of RAM Holdings Ltd. and shared voting and dispositive power over 2,453,048 common shares. HRC General Partner Limited Partnership has sole voting and dispositive power over no common shares of RAM Holdings Ltd. and shared voting and dispositive power over 2,453,048 common shares. High Ridge Capital LLC has sole voting and dispositive power over no common shares of RAM Holdings Ltd. and shared voting and dispositive power over 2,453,048 common shares. Mr. Zech has sole voting and dispositive power over no common shares of RAM Holdings Ltd. and shared voting and dispositive power over 2,453,048 common shares. Mr. Tynan has sole voting and dispositive power over no common shares of RAM Holdings Ltd. and shared voting and dispositive power over 2,503,048 common shares.

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.

Item 8      Identification and Classification of Members of the Group

            This Schedule is being filed pursuant to Rule 13d-1(d). The identities of the group are stated in Item 2.

Item 9      Notice of Dissolution of Group

            Not applicable.

Item 10     Certification

            Not applicable.

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CUSIP NO. G7368R104                   13 G                    PAGE 9 OF 11 PAGES
-------------------                                           ------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

January 18, 2007                        High Ridge Capital Partners Limited
                                        Partnership


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager of General Partner


January 18, 2007                        HRC General Partner Limited Partnership


                                        By:  /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager of General Partner


January 18, 2007                        High Ridge Capital LLC


                                        By: /s/ Steven J. Tynan
                                            ------------------------------------
                                            Steven J. Tynan
                                            Manager


January 18, 2007                        James L. Zech

                                        /s/ James L. Zech
                                        ----------------------------------------
                                        James L. Zech


January 18, 2007                        Steven J. Tynan

                                        /s/ Steven J. Tynan
                                        ----------------------------------------
                                        Steven J. Tynan

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CUSIP NO. G7368R104                   13 G                   PAGE 10 OF 11 PAGES
-------------------                                          -------------------


                                  EXHIBIT INDEX

Exhibit No.
-----------
99.1          Joint Filing Agreement pursuant to 13d-1(k)(1) among High Ridge
              Capital Partners Limited Partnership, HRC General Partner Limited
              Partnership, High Ridge Capital LLC, James L. Zech and Steven J.
              Tynan.